Exhibit 99.1

Contact:
Jennifer Flachman
Director, Investor Relations
AMERCO
(602) 263-6568
Flachman@amerco.com

AMERCO REPORTS FISCAL 2005 FINANCIAL RESULTS

Reno, NV (June 22, 2005) AMERCO (Nasdaq: UHAL), parent of U-Haul International, Inc., North America’s largest “do-it-yourself” moving and storage operator, today reported a net loss available to common shareholders for its fourth quarter ending March 31, 2005 of $32.8 million, or $1.57 per share, compared with a net loss of $56.2 million, or $2.70 per share in the same period last year. Last year’s fourth quarter included nonrecurring restructuring charges of $1.01 per share. Net earnings available to common shareholders for the full year were $76.5 million, or $3.68 per share, including nonrecurring litigation proceeds of $1.56 per share, compared with a net loss of $15.8 million, or a loss per share of $.76 for the same period last year. Last year’s results included nonrecurring restructuring charges of $1.31 per share.

According to Joe Shoen, chairman of AMERCO, “we are investing strongly in our truck rental fleet to further strengthen our “do-it-yourself” moving and storage business. Since March, we have put 3,500 of our largest rental trucks into service to support the upcoming and seasonally strong  summer moving months. We will continue to put 360 of these new trucks in service each week through the middle of August. This investment increases the number of rentable truck days available to meet customer demand and is expected to reduce future spending on truck repair costs.”

“On June 8, 2005, we refinanced the Company’s exit debt. This action increased our borrowing capacity by more than $45 million and is expected to lower our annual interest expense, at current borrowing levels, by approximately $25 million before taxes. This early extinguishment of our exit debt will result in a nonrecurring pre-tax charge of approximately $34 million in the first quarter of fiscal 2006,” added Shoen.

“We made steady progress throughout fiscal 2005 and we have many exciting developments that we believe will positively affect performance in fiscal 2006 and beyond. Moving equipment rental revenues grew 4.1% during fiscal 2005 to the highest level in our history. Our self-storage occupancy rate and revenue have improved year-over-year,” concluded Shoen.

Report on Business Operations

Listed below, on a consolidated basis, are revenues for our major product lines for the fourth quarter and full year of fiscal 2005 and fiscal 2004:

	Fourth Quarter		Full Year
(In millions)	2005	2004	2005	2004
Self moving equipment rentals	$290.5	$284.8	$1,437.9	$1,381.2
Self-storage revenues	25.8	62.1	114.2	247.6
Moving & storage products/services	44.1	50.5	206.1	233.0
Property management fees	2.9	.2	11.8	.3
Life insurance premiums	31.5	34.2	126.2	145.1
Property & casualty premiums	4.2	14.9	25.0	92.0
Net investment & interest income	6.5	2.7	56.7	38.3
Other revenue	5.9	9.0	30.2	38.5
Consolidated revenues	$411.4	$458.4	$2,008.1	$2,176.0

In moving and storage, we grew our self-moving equipment rentals $5.7 million, or 2% during the fourth quarter of fiscal 2005 and $56.7 million, or 4.1% for the full year through steady transaction volume, modest price increases and improved mix.

Reported self-storage revenues were lower by $26.6 million during the fourth quarter of fiscal 2005 and were lower by $109.2 million for the full year as a result of the deconsolidation of SAC Holding Corporation in fiscal 2004. Reported self-storage revenues were lower by $8.4 million during the fourth quarter of fiscal 2005 and were lower by $29.7 million for the full year as a result of the W. P. Carey Transactions. Reported self-storage revenues, excluding the effect of the above mentioned items, grew during fiscal 2005 as a result of an increase in the number of rooms available for rent, higher occupancy rates and modest price increases.

Sales of moving and self-storage related products and services followed our growth in self moving equipment rentals, net of a reduction of $7.7 million during the fourth quarter of fiscal 2005 and a reduction of $36 million for the full year as a result of the deconsolidation of SAC Holding Corporation in fiscal 2004.

Full year property management fees increased $10.1 million as a result of the deconsolidation of SAC Holding Corporation and increased $1.4 million as a result of the W.P. Carey Transactions.

In property and casualty insurance, RepWest continued its exit from non--U-Haul related lines of business. As a result, its fourth quarter and full year premium revenues declined in fiscal 2005 compared with fiscal 2004. On June 9, 2005 the State of Arizona Department of Insurance abated its May 20, 2003 Order for Supervision, thereby releasing RepWest from administrative supervision.

In life insurance, Oxford’s fourth quarter and full year premium revenues declined in fiscal 2005 compared with fiscal 2004 primarily as a result of the lingering effects of their rating downgrade by A. M. Best in 2003.

As a result of the items mentioned above, including the deconsolidation of SAC Holding Corporation and the W.P Carey Transactions, revenues for AMERCO and its consolidated entities were $411.4 million for the fourth quarter of fiscal 2005, compared with $458.4 million for the fourth quarter of fiscal 2004. Revenues were $2,008.1 million for fiscal 2005, compared with $2,176 million for fiscal 2004.

Total costs and expenses for the fourth quarter of fiscal 2005 and the full year fell as a result of productivity initiatives at U-Haul, the effect of the W. P. Carey Transactions, the absence of restructuring costs in fiscal 2005 and the deconsolidation of SAC Holding Corporation in fiscal 2004.

During the fourth quarter of fiscal 2005, our moving and storage operations incurred an impairment charge of $4.4 million on certain self moving rental equipment acquired through the early buy-out of a lease and recognized $2.1 million of additional expense related to lower residual value assumptions for self moving rental equipment. Also, during the fourth quarter of fiscal 2005, our insurance subsidiaries suffered a write-down of $3.8 million related to a permanent decline in the value of a corporate bond investment.

The cost of benefits and losses at our insurance subsidiaries fell during the fourth quarter of fiscal 2005 and the full year as a result of lower premium revenues. The cost of benefits and losses includes approximately $9.5 million in hurricane-related losses during the third quarter of fiscal 2005 at RepWest.

Operating expenses increased during the fourth quarter and for the full year as a result of increased payroll and benefits across all of our segments. The Kocher litigation settlement costs at Oxford were $4.3 million during the fourth quarter of fiscal 2005 and $10.6 million for the full year, net of insurance recoveries.

As a result of the above-mentioned changes in revenues and expenses,  we reported a loss from operations of $28.7 million in the fourth quarter of fiscal 2005, compared with a loss of $46.6 million in the fourth quarter of fiscal 2004. For fiscal 2005, earnings from operations improved 31.5% to $167 million for fiscal 2005 compared with $126.9 million for fiscal 2004.

Listed below are revenues and earnings from operations at each of our operating segments for the fourth quarter and full year of fiscal 2005 and fiscal 2004:

	Fourth Quarter		Full Year
(In millions)	2005	2004	2005	2004
Moving & Storage Operations
Revenues	$367.7	$376.7	$1,791.7	$1,768.9
Earnings from operations	(27.1)	(53.6)	166.0	93.6
Property & Casualty Insurance
Revenues	$5.5	$17.5	$41.4	$114.9
Earnings from operations	(6.1)	(14.2)	14.8	(36.0)
Life Insurance
Revenues	$37.0	$49.5	$159.5	$177.8
Earnings from operations	(.7)	3.4	2.1	11.3
SAC Holdings
Revenues	$9.9	$51.9	$43.2	$219.0
Earnings from operations	.9	12.1	10.5	64.7
Eliminations
Revenue	$(8.7)	$(37.2)	$(27.7)	$(104.6)
Earnings from operations	4.3	5.7	3.2	(6.7)
Consolidated Results
Revenues	$411.4	$458.4	$2,008.1	$2,176.0
Earnings from operations	(28.7)	(46.6)	167.0	126.9

Interest expense for the fourth quarter of fiscal 2005 was $19.2 million and for the full year was $73.2 million. This compared with $28.8 million during the fourth quarter of fiscal 2004 and $121.7 million for the full year. Lower interest expense during the fourth quarter and the full year of fiscal 2005 reflects the deconsolidation of SAC Holding Corporation, lower borrowings and a lower cost of borrowing.

Litigation proceeds, net of fees, resulting from the settlement of litigation with our former auditors were $51.3 million in the third quarter of fiscal 2005.

Income tax expense was a benefit of $18.4 million during the fourth quarter of fiscal 2005, compared with a benefit of $22.5 million in the same period last year. Fiscal 2004 taxes include an additional $4.8 million as a result of the settlement of prior year tax audits. Income tax expense for fiscal 2005 was $55.6 million compared with $8 million in fiscal 2004 and reflects higher pretax earnings for fiscal 2005.

Accrued dividends on our Series A preferred stock were $3.3 million during the fourth quarter of fiscal 2005 and $13 million for the full year, unchanged from fiscal 2004.

As a result of the above mentioned items, we reported a net loss of $32.8 million in the fourth quarter of fiscal 2005, compared with a net loss of $56.2 million in the same period last year. Net earnings available to common shareholders for fiscal 2005 were $76.5 million, compared with a net loss of $15.8 million for fiscal 2004.

Basic and diluted earnings per share in the fourth quarter of fiscal 2005 were a net loss per share of $1.57, compared with a net loss per share of $2.70 in the same period last year. Last year’s fourth quarter included nonrecurring restructuring charges of $1.01 per share. Basic and diluted earnings per share for fiscal 2005 were $3.68 per share, including nonrecurring litigation proceeds of $1.56 per share, compared with a net loss per share of $.76 for the same period last year. Last year’s results included nonrecurring restructuring charges of $1.31 per share.

AMERCO will hold its investor call for fiscal 2005 on Tuesday, June 28, 2005 at 10:00 a.m. Pacific time. The call will be broadcast live over the Internet at www.amerco.com. To hear a simulcast of the call, or a replay, visit www.amerco.com.

AMERCO is the parent company of U-Haul International, Inc., North America’s largest “do-it-yourself” moving and storage operator, Amerco Real Estate Company, Republic Western Insurance Company and Oxford Life Insurance Company. With a network of over 15,300 locations in all 50 United States and 10 Canadian provinces U-Haul is celebrating its 60th year of serving customers. The company has the largest consumer truck rental fleet in the world, with over 93,000 trucks, 78,750 trailers and 36,100 towing devices. U-Haul has also been a leader in the storage industry since 1974, with over 340,000 rooms and approximately 29 million square feet of storage space and over 1,000 facilities throughout North America.

Certain of the statements made in this press release regarding our business constitute forward-looking statements as contemplated under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those anticipated as a result of various risks and uncertainties. Such statements include statements regarding: our future operating performance and financial results; our expectation that truck repair costs will decrease as a result of new truck acquisitions; and our future interest expense. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. For a discussion of the risks and uncertainties that may affect AMERCO’s business and future operating results, please refer to Form 10-K for the fiscal year ended March 31, 2005, which has been filed with the SEC.

AMERCO AND CONSOLIDATED ENTITIES
CONSOLIDATED STATEMENT OF OPERATIONS

	Periods Ended March 31st
	Fourth Quarter		Full Year
(In millions, except per share data)	2005	2004	2005	2004
Revenues:
Self-moving revenues	$290.5	$284.8	$1,437.9	$1,381.2
Self-storage revenues	25.8	62.1	114.2	247.6
Moving & storage products & services	44.1	50.5	206.1	233.0
Property management fees	2.9	0.2	11.8	0.3
Life insurance premiums	31.5	34.2	126.2	145.1
Property & casualty insurance premiums	4.2	14.9	25.0	92.0
Net investment & interest income	6.5	2.7	56.7	38.3
Other revenues	5.9	9.0	30.2	38.5
Consolidated revenues	411.4	458.4	2,008.1	2,176.0
Costs and expenses:
Operating expenses	266.7	264.9	1,122.2	1,180.0
Commission expenses	34.2	30.9	172.3	147.0
Cost of sales	27.7	24.9	105.3	111.9
Benefits and losses	36.1	47.6	140.3	217.4
Amortization of deferred policy acq. costs	4.5	10.2	28.5	39.1
Lease expense	36.0	59.0	151.4	160.8
Depreciation expense, net	34.9	35.4	121.1	148.8
Restructuring expenses	0.0	32.1	0.0	44.1
Total costs and expenses	440.1	505.0	1,841.1	2,049.1
Earnings (loss) from operations	(28.7)	(46.6)	167.0	126.9
Interest expense	(19.2)	(28.8)	(73.2)	(121.7)
Litigation proceeds, net	0.0	0.0	51.3	0.0
Pretax earnings (loss)	(47.9)	(75.4)	145.1	5.2
Income tax benefit (expense)	18.4	22.5	(55.6)	(8.0)
Net earnings (loss)	(29.5)	(52.9)	89.5	(2.8)
Less: Accrued preferred stock dividends	3.3	3.3	13.0	13.0
Earnings (loss) available to common shareholders	(32.8)	(56.2)	76.5	(15.8)
Basic & diluted earnings (loss) per share	($1.57)	($2.70)	$3.68	($0.76)
Weighted average common shares outstanding: Basic & diluted	20,824,296	20,774,689	20,804,773	20,749,998

AMERCO AND CONSOLIDATED ENTITIES
CONSOLIDATED BALANCE SHEETS

	March 31st
(In millions)	2005	2004
Assets:
Cash & cash equivalents	$56.0	$81.6
Trade receivables, net	236.8	268.4
Notes & mortgage receivables, net	1.9	3.3
Inventories, net	63.6	52.8
Prepaid expenses	19.9	13.2
Investments-fixed maturities	635.2	709.3
Investments-other	345.2	349.1
Deferred policy acquisition costs, net	52.5	76.9
Other assets	85.3	61.4
Related party receivables	252.7	326.9
Subtotal	1,749.1	1,942.9
Property, plant & equipment, at cost:
Land	151.2	158.6
Buildings & improvements	686.2	875.0
Furniture & equipment	265.2	293.1
Rental trailers & other rental equipment	199.5	159.6
Rental trucks	1,252.0	1,219.0
SAC Holdings-PP&E	77.6	78.3
Subtotal	2,631.7	2,783.6
Less: Accumulated depreciation	(1,277.2)	(1,331.8)
Total property, plant & equipment	1,354.5	1,451.8
Total Assets	$3,103.6	$3,394.7

Liabilities & stockholders' equity
Liabilities:
Accounts payable & accrued expenses	206.8	312.0
Capital leases	0.0	99.6
AMERCO's notes & loans payable	780.0	862.7
SAC Holdings' notes & loans payable	77.5	78.6
Policy benefits & loses, claims & loss expenses	805.1	820.7
Liabilities from investment contracts	503.8	574.8
Other policyholders' funds & liabilities	29.6	21.7
Deferred income	38.8	53.2
Deferred income taxes	78.1	63.8
Related party liabilities	11.1	3.8
Total liabilities	2,530.8	2,890.9
Stockholders' Equity:
Series A common stock	0.9	1.4
Common stock	9.6	9.1
Additional paid-in-capital	350.4	349.7
Accumulated other comprehensive income (loss)	(30.7)	(21.5)
Retained earnings	671.6	595.2
Cost of common shares in treasury, net	(418.1)	(418.1)
Unearned employee stock ownership plan shares	(10.9)	(12.0)
Total stockholders' equity	572.8	503.8
Total liabilities & stockholders' equity	$3,103.6	$3,394.7

AMERCO AND CONSOLIDATED ENTITIES
SELECTED INFORMATION

	For Twelve Months or The
	Period Ended March 31st
(In millions)	2005	2004
Earnings (loss) available to common shareholders	$76.5	($15.8)
Earnings from operations	167.0	126.9
Interest expense	73.2	121.7
Taxes paid in cash	30.0	4.0
Depreciation expense, net	121.1	148.8
Lease expense	151.4	160.7
Purchases of property, plant and equipment	285.0	198.4
Debt	780.0	862.7
Capital lease obligations	0.0	99.6